SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Deltic Timber Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

DELTIC TIMBER CORPORATION

NOTICE OF ANNUAL MEETING

To the Stockholders of

Deltic Timber Corporation:

The Annual Meeting of Stockholders of Deltic Timber Corporation (“Deltic” or “the Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Thursday, April 24, 2003 at 10:00 a.m., Central Daylight Time, for the following purposes:

Item 1:	To elect three Class I directors to hold office for a three-year term;

Item 2:	To express approval or disapproval of the action of the Board of Directors in appointing KPMG LLP as the Company’s independent auditors for 2003.

To transact such other business as may properly come before the meeting and any adjournment thereof.

Holders of record of Deltic Common Stock at the close of business on March 11, 2003 will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic Common Stock cannot be voted unless you follow the telephonic voting procedures set forth on the enclosed proxy card, or execute and return the enclosed proxy card, or make other arrangements to have your shares represented at the meeting.

A copy of the 2002 Annual Report to stockholders is enclosed.

By Order of the Board of Directors,

W. Bayless Rowe Secretary

El Dorado, Arkansas

March 21, 2003

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE EITHER TELEPHONICALLY AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR YOU MAY COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DELTIC TIMBER CORPORATION

P.O. Box 7200

El Dorado, Arkansas 71731-7200

PROXY STATEMENT

GENERAL

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation (“Deltic” or “the Company”) for the Annual Meeting of Stockholders to be held on April 24, 2003, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 11, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 11,900,997 shares of Deltic Common Stock outstanding and entitled to vote on March 11, 2003. This amount does not include 912,882 shares of treasury stock. Each share of outstanding Deltic Common Stock is entitled to one vote on each matter properly brought before the meeting.

Commencing approximately on March 24, 2003, the Company is mailing its annual report for the year ended December 31, 2002, together with this proxy statement and the enclosed proxy card to holders of Deltic Common Stock on the Record Date. A copy of the Company’s Form 10-K for 2002 as filed with the Securities and Exchange Commission (“SEC”) may be obtained by writing the Controller of the Company at the address provided above.

VOTING OF PROXIES

Your vote is important. Shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to vote either telephonically or to sign, date and return the accompanying proxy card.

When you vote by one of these two methods, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by following the instructions for telephonic voting on the enclosed proxy card or by marking the appropriate spaces on the proxy card and signing, dating and returning the proxy card. If you so elect when prompted in the telephonic voting process, or if your proxy card is signed and returned without specific voting instructions, your shares of Deltic Common Stock will be voted as recommended by the Board of Directors: “FOR” the election of the three nominees for director named in the proxy card and “FOR” the ratification of the selection of KPMG LLP as the Company’s independent auditors for 2003. Abstentions marked on the proxy card are voted “against” the proposals but are counted in determination of a quorum.

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You may change your voting instructions or revoke your proxy at any time before it is voted at the meeting by (a) re-voting telephonically (only the latest telephonic vote will be counted), (b) executing a later-dated proxy, (c) voting by ballot at the meeting, or (d) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

VOTING SHARES HELD IN EMPLOYEE THRIFT PLAN

If you are a participant in the Deltic Stock Fund of the Deltic Timber Corporation Thrift Plan, the trustees of such plan will vote the number of shares allocated to your account pursuant to the instructions you provide. Please sign and return the instruction card to your trustee promptly.

VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic Common Stock outstanding on the Record Date is necessary to have a quorum for the annual meeting. Abstentions and broker “no-votes” are counted as present for purposes of determining a quorum. A broker “no-vote” occurs when a nominee holding shares of Deltic Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for the passage of the Board of Directors’ proposals (Items 1 and 2). Any shares voted with an abstention have the same effect as a vote against the abstained proposal(s). Broker “no-votes” have no effect on the outcome of the vote.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by directors, officers or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the New York Stock Exchange (“NYSE”), the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic Common Stock.

PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

Under the Company’s Amended and Restated Bylaws (“Bylaws”), nominations for director may be made only by the Board of Directors (or a committee of the Board), or by a stockholder entitled to vote who has delivered notice to the Company not less than ninety (90) days before the anniversary of the preceding year’s annual meeting.

The Bylaws also provide that except for stockholder proposals submitted in a timely manner for annual stockholders’ meetings, no business may be brought before any stockholders’ meeting unless specified in the notice of meeting or at the direction of the Board of Directors. The Bylaws

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further set forth procedures and requirements, including notice to the Company, for stockholders to submit business for proper consideration at annual meetings. Any stockholder who is a stockholder of record at the time of his notice, maintains his stock ownership so that he is entitled to vote at the annual stockholders’ meeting, and adheres to the Bylaws’ procedures and requirements, shall be entitled to present business for consideration at such meeting. In order to present business forconsideration at an annual stockholders’ meeting, a stockholder must submit a notice which sets forth a description of the nature of the business to be considered, the stockholder’s name and address as it appears in the records of the Company, the number of shares beneficially owned and any material interest of the stockholder in the business sought to be included. In order to be timely, the notice must be received by the Company’s Secretary at the principal executive office of the Company at least ninety days prior to the anniversary of the preceding annual meeting. These requirements are separate and apart from, and in addition to the SEC’s requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company’s proxy statement under SEC rules.

A copy of the full text of the Company’s Amended and Restated Bylaws may be obtained upon written request to the Secretary at the address provided above.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholder proposals intended to be presented at Deltic’s 2004 Annual Meeting of Stockholders must be received by Deltic’s Secretary no later than January 26, 2004. Such proposals must meet the requirements set forth in the Company’s Bylaws as well as in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2004 proxy materials.

THE BOARD OF DIRECTORS

The responsibility and authority for managing the business of the Company rest with its Board of Directors, who are elected by its stockholders. The Board of Directors sets strategic policy, approves business plans and delegates authority to execute its policies and plans to the President and Chief Executive Officer. During 2002, Deltic’s Board of Directors held six meetings. Also during the year, the Board’s Audit Committee, Executive Compensation Committee, and Executive and Nominating Committee held five, one, and twelve meetings respectively. All of the Company’s directors attended at least 75 percent of their Board and Committee meetings.

COMMITTEES

Deltic’s Board of Directors has established three principal committees: the Audit Committee, the Executive Compensation Committee, and the Executive and Nominating Committee. These committees are briefly described as follows:

The Audit Committee meets regularly with the Company’s independent auditors and internal auditor to review the adequacy of the Company’s internal controls as well as the scope and reports of audits performed by them. In addition, the committee is the principal agent of the Board of Directors in assuring the adequacy of the Company’s financial and accounting reporting control processes. The Audit Committee is also responsible for recommending to the Board of Directors the

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appointment of the Company’s independent auditors. The committee negotiates and approves all audit, audit related, and non-audit fees of the Company’s independent auditors. The committee consists of five independent directors and met five times during 2002 and is expected to meet as necessary in 2003. Please see pages 19 and 20 for the Audit Committee’s report.

The Executive Compensation Committee reviews and approves the Company’s total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic’s total compensation practices. The committee also reviews the performance levels of Deltic’s executive officers and determines base salaries and incentive awards for such executive officers and also the compensation of Deltic’s nonemployee Chairman. The committee, which consists of five independent, “nonemployee” directors, met once during 2002 and is expected to meet as necessary in 2003. Please see pages 10 through 13 for the Executive Compensation Committee’s report.

The Executive and Nominating Committee acts as surrogate for the Board by maintaining surveillance over operations and exercising the general powers of the Board when the Board is not in session. The committee does not have the power, among other things to: declare dividends, issue stock, amend the Bylaws, or approve any merger or share exchange. The committee consists of five directors, four of whom are independent (including the Company’s nonemployee Chairman), and the Company’s President and Chief Executive Officer. This committee also currently constitutes the Board’s Nominating Committee and in such capacity it proposes and considers suggestions as to candidates for membership on the Board, including a slate of directors for submission to the stockholders at the annual meeting. The committee met twelve times in 2002 and is expected to meet each month in 2003.

CORPORATE GOVERNANCE MEASURES

As the Company’s stockholders and other investors are aware, numerous corporate failures among well known companies during the last few years have led to a myriad of proposals for and the adoption of new laws, rules and regulations intended to enhance the governance of publicly owned companies. These include the Sarbanes-Oxley Act of 2002, new and amended SEC rules and regulations, and proposals from the NYSE to adopt extensive new listing requirements. Many of these matters have been formally adopted and are now effective, while others have been recently adopted with future effective dates or are awaiting adoption. Deltic’s Board of Directors recognizes its responsibilities in regard to these matters, and has instructed management that the Company shall comply with the new measures. The Company has to date taken action and implemented new policies and procedures to address certain of the measures, which include but are not limited to: formation of a new Manager of Corporate Governance position; adoption of a mandatory “pre-clearance” policy for all transactions in Company stock by its insiders; establishment of a new Disclosure Committee comprised of senior accounting, legal and operations management; and, utilization of disclosures of accounting and operational items aimed to increase transparency of its public reports. Other measures are under active review with appropriate actions including, as applicable, new or amended policies, procedures and charters slated to be implemented on or before the effective date of such measures.

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COMPENSATION OF DIRECTORS

Directors who are not employees of the Company are paid an annual retainer of $16,000, a $1,000 fee for each meeting attended of the Board and a $500 fee for each meeting attended of any committee thereof. Retainer and meeting fees are paid quarterly in arrears. Directors are also reimbursed their travel, meal and lodging expenses for attending meetings. In addition to the regular retainer and meeting fees, the Company’s nonemployee Chairman, Mr. Nolan, was paid $75,000 during 2002. Upon approval by the Company’s stockholders at the meeting held April 25, 2002, of the Company’s 2002 Stock Incentive Plan (“2002 SIP”), an award of a 5,000 share nonqualified stock option with an exercise price of $29.295 per share became effective for each director who is not an employee of the Company.

ELECTION OF CLASS I DIRECTORS

(ITEM 1 ON PROXY CARD)

The Board of Directors currently consists of three classes of directors, equal in number. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I were elected at the 2000 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2003 and will stand for reelection at this year’s meeting. The directors in Class II were elected at the 2001 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2004. The directors in Class III were elected at the 2002 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2005.

The Company was incorporated in Delaware on September 4, 1996 in anticipation of the spin off by Murphy Oil Corporation (“Murphy”) of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation (“Deltic Farm & Timber”). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company. Also, effective on December 17, 1996, Murphy, acting as Deltic’s sole stockholder, elected nine directors, including Chairman Robert C. Nolan, to Deltic’s board.

Deltic’s Board of Directors has proposed the following nominees for election as directors at the 2003 annual meeting:

NOMINEES FOR CLASS I DIRECTORS

With Terms Expiring at the Annual Meeting in the Year 2006:

Robert C. Nolan

Ron L. Pearce

Alex R. Lieblong

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

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Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend unless the Board reduces the number of directors. Additionally, on February 20, 2003, the Company announced that Ron L. Pearce, the Company’s President and Chief Executive Officer, and who is one of the Board’s nominees for election as a director, intends to retire on August 1, 2003. It is anticipated that effective upon his retirement, Mr. Pearce will also resign from the Board, and the Board will elect the succeeding President and Chief Executive Officer to fill the vacancy thus created and such person will serve the remainder of Mr. Pearce’s term as a director of the Company. Otherwise, the Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

Class I — Terms Expire in 2006

Robert C. Nolan, 61, has been the Company’s nonemployee Chairman of the Board since December 17, 1996. For the past 31 years, Mr. Nolan has been managing member of Munoco Company, L. C., an Arkansas limited liability company, engaged in, among other activities, the exploration for and production of oil and gas. In addition, Mr. Nolan has over 30 years experience in timberland management. Mr. Nolan is a director of BancorpSouth, Inc. Mr. Nolan is Chairman of the Board’s Executive and Nominating Committee, and by virtue of his office serves as an “ex officio” member of all other committees of the Board, except the Audit Committee.

Ron L. Pearce, 61, has been President and Chief Executive Officer and a director of the Company since December 17, 1996. From June 1993, Mr. Pearce was President of Deltic Farm & Timber, which was merged with and into the Company on December 17, 1996. Mr. Pearce is a member of the Board’s Executive and Nominating Committee. Please refer to the paragraph at the beginning of this page for information regarding Mr. Pearce’s announced retirement.

Alex R. Lieblong, 52, has been a director since December 17, 1996. In June 1997 Mr. Lieblong formed his own full service securities firm, Lieblong & Associates, Inc., where he is President and owner. Prior to formation of Lieblong & Associates, Inc., Mr. Lieblong was Branch Manager, Corporate Vice President of PaineWebber, Inc. Mr. Lieblong serves as a member of the Board’s Executive and Nominating Committee and Executive Compensation Committee.

DIRECTORS WHOSE TERM OF OFFICE CONTINUE

Class II — Terms Expiring in 2004

John C. Shealy, 74, has been a director since December 17, 1996. Mr. Shealy was Vice President and General Manager, Southern Region of Willamette Industries, Inc. from 1981 until his retirement in 1994. Mr. Shealy was also formerly Chairman of the American Bank of Ruston, Louisiana. Mr. Shealy serves as Chairman of the Board’s Audit Committee and as a member of the Board’s Executive and Nominating Committee.

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R. Hunter Pierson, Jr., 51, has been a director since December 16, 1999. Following 10 years as a commercial lending officer at a large bank, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development and securities. Mr. Pierson serves as a member of the Board’s Audit Committee and Executive Compensation Committee.

J. Thurston Roach, 61, has been a director since December 18, 2000. Mr. Roach is currently a private investor. Previously, from October 2000 to November 2001, he served as President, Chief Executive Officer and a director of HaloSource Corporation, a chemtech company based in Seattle, Washington. From January 1999 through March 2000, he served as Chief Financial Officer and Senior Vice President of Owens Corning, Inc.; and from February 1998 through December 1998, he was President of its North American Building Materials Systems Business. Due to the adverse financial impact of numerous claims alleging injury from exposure to asbestos, Owens Corning, Inc. filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in October 2000. Prior to his positions at Owens Corning, Mr. Roach served as Vice Chairman of Simpson Investment Company, and previous to that, as President of Simpson Timber Company. Mr. Roach has been a director of the Liberty Corporation since 1994 and chairs that company’s Audit Committee. Mr. Roach serves as a member of the Board’s Audit Committee and Executive Compensation Committee.

Class III — Terms Expire in 2005

O.H. Darling, Jr., 74, has been a director since December 17, 1996. Mr. Darling was Forestry Division Manager, Crossett Division, Georgia Pacific Corporation from 1978 until his retirement in 1994. Mr. Darling was appointed to a nine-year term on the Board of Commissioners of the Arkansas Forestry Commission in 1995, and was elected to serve in 2002 as Chairman of the Commission’s Board of Commissioners. Mr. Darling serves as a member of the Board’s Audit Committee.

Reverend Christoph Keller, III, 48, has been a director since December 17, 1996. Rev. Keller has been an Episcopal priest since 1982, and is currently pursuing advanced study in theology. Rev. Keller is also a member of the Board of Directors of Inglewood Land and Development Company of Alexandria, Louisiana and one of the managing members of Keller Enterprises, L.L.C. Reverend Keller serves as a member of the Board’s Audit Committee and Executive Compensation Committee.

R. Madison Murphy, 45, has been a director since December 17, 1996. Mr. Murphy is currently the Managing Member of Murphy Family Management, LLC. From October 1994 until July 2002, Mr. Murphy served as the Chairman of the Board of Murphy and currently serves as Chairman of the Audit Committee of Murphy. Prior to October 1994, Mr. Murphy served as Executive Vice President and Chief Financial and Administrative Officer of Murphy. Mr. Murphy is also a director of BancorpSouth, Inc. Mr. Murphy serves as Chairman of the Board’s Executive Compensation Committee and as a member of its Executive and Nominating Committee.

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CERTAIN STOCK OWNERSHIP

The following table sets forth information, by the categories listed, concerning beneficial ownership of Common Stock of the Company at March 11, 2003 with respect to each director (including those nominated for reelection), each of the named executives listed in the “Summary Compensation Table” on pages 14 and 15 of this Proxy Statement and directors and officers as a group. Beneficial stock ownership for each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as 5 percent of the Company’s Common Stock is set forth in the related text following the table.

	Type of Ownership
Name	Personal, with full, voting and investing power		Personal, as beneficiary of trust(s)	Spouse and other household members(1)	Voting and investment power only, and not included in other columns(2)		Subject to options exercisable within 60 days	Total	Percent of outstanding (if greater than .9%)
O. H. Darling, Jr.	1,000		—	—	—		6,000	7,000	—
Rev. Christoph Keller, III	43,892		65,080	3,027	197,003	(3)	6,000	315,002	2.6%
Alex R. Lieblong	43,000		—	—	—		6,000	49,000	—
R. Madison Murphy	58,426		157,730	23,291	788,861	(4)	6,000	1,034,308	8.7%
Robert C. Nolan	107,764		15,670	1,500	217,573		6,000	348,507	2.9%
Ron L. Pearce	14,931	(5)	14,541	—	—		118,809	148,281	1.2%
R. Hunter Pierson, Jr	29,752		—	107,453	332,961	(6)	6,000	476,166	4.0%
J. Thurston Roach	2,000		—	—	—		6,000	8,000	—
John C. Shealy	3,000		—	—	—		6,000	9,000	—
Clefton D. Vaughan	10,143	(5)	9,147	—	—		69,421	88,711	—
W. Bayless Rowe	11,387	(5)	2,568	300	—		45,500	59,755	—
David V. Meghreblian	4,000	(5)	3,796	—	—		16,000	23,796	—
Jack R. McCray	2,500	(5)	—	—	—		13,250	15,750	—

All directors together with five named executives and another officer as a group	333,666	(7)	270,310	135,571	1,536,398		321,730	2,597,675	21.8%

1 Includes shares directly owned and shares owned as beneficiary of trust(s).

2 Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person is an officer, director, partner or member, as well as sole or shared investment power. Shares reported by BancorpSouth, Inc., as described in numbered paragraph (1) below are not included in Messrs. Nolan’s or Murphy’s totals.

3 One of the trusts for which Reverend Keller shares investment power owns an additional 38,375 shares of stock which were omitted from this column since such shares were included in the column disclosing “Personal, as beneficiary of trust(s)”.

4 Includes shares for which Mr. Murphy is trustee (827 shares) and co-trustee (299,895) for

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the benefit of others, and shares held by Murphy Foundation (57,211) of which he is President. Beneficial ownership is expressly disclaimed. Also includes 430,928 shares held by a Limited Partnership of which Mr. Murphy shares voting and investment power as a member of the LLC which is the General Partner. Included in the 430,928 shares are 30,434 shares, in which Mr. Murphy has beneficial interest and 1,648 shares in which Mr. Murphy’s spouse and children have beneficial interest that are not otherwise listed in the ownership table above.

5 Included are shares of “restricted stock” awarded on February 16, 2000 pursuant to the Company’s 1996 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipients are entitled to vote such shares upon their issuance. The amount of restrictive stock for each individual is: Pearce 6,000 shares; Vaughan 3,800 shares; Rowe 3,800 shares; Meghreblian 1,500 shares; and McCray 1,500 shares.

6 Mr. Pierson’s spouse shares investment authority by virtue of being an officer and director of a private company which serves as general partner to family limited partnerships. Beneficial interest is disclaimed.

7 This total includes 17,600 shares of restricted stock.

Persons or entities who have filed reports with the Company through February 14, 2003 pursuant to applicable SEC rules disclosing ownership of as much as 5 percent of the Company’s Common Stock are as follows:

(1) On February 12, 2003, BancorpSouth, Inc. (successor by merger to First United Bancshares, Inc.) One Mississippi Plaza, Tupelo, Mississippi, filed Amendment No. 2 to its Schedule 13(G) report which disclosed that as of December 31, 2002 it had sole or shared voting and dispositive power as to 660,295 shares of the Company’s Common Stock. These holdings represent 5.55 percent of the outstanding Common Stock of the Company as of March 11, 2003.

(2) On February 3, 2003, Southeastern Asset Management, Inc., 6410 Poplar Avenue, Memphis, Tennessee, filed Amendment No. 6 to its Schedule 13(G) report. Such report disclosed that as of December 31, 2002 Southeastern Asset Management, Inc. holds investment power as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 1,646,300 shares of the Company’s stock. These holdings represent 13.83 percent of the Common Stock of the Company as of March 11, 2003.

(3) On February 14, 2003, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland filed its Schedule 13(G) report disclosing beneficial ownership of 983,900 shares of the Company’s stock. Its report states, “These securities are owned by various individual and institutional investors, including the T. Rowe Price Small-cap Value Fund, Inc. (which owns 983,900 shares representing 8.27 percent of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Keller, Murphy and Nolan are first cousins and Mr. Pierson is the spouse of a first cousin of Messrs. Keller, Murphy and Nolan. These four directors, their spouses, and members of their extended families directly or indirectly own in the aggregate approximately 26 percent of the outstanding stock of the Company. The members of these extended families cover four generations and number in excess of a hundred individuals. There is no formal or informal agreement to act in concert or as a group regarding each member’s investment in the Company. See also “Certain Stock Ownership” on pages 8 through 9 of this Proxy Statement.

The Company owns undivided interests in several tracts of timberland that it operates and manages on behalf of itself and co-owners. In addition, the Company manages under contract timberland in which it does not own an interest for third parties. Messrs. Nolan, Murphy, Keller and Pierson and members of their respective families (the “families”) own certain undivided interests in timberland managed by the Company. In addition, the families are parties to management contracts with the Company for timberland which is owned by them or entities of which they are officers, directors, stockholders, trustees and/or partners. The Company’s standard terms and conditions are utilized in all arrangements with the families, as well as with other third parties. These terms and conditions include an annual per acre fee, cost plus 15 percent for special silvicultural projects and a 5 percent commission from the proceeds of timber sales. The families own approximately 96 percent of the outstanding shares of Loutre Land and Timber Company, an Arkansas corporation. Loutre Land and Timber Company owns in fee or has an undivided interest in approximately 32,000 acres of timberland, a portion of which is managed by the Company. In 2002, Loutre Land and Timber Company paid to Deltic $66,199 for management fees, special silvicultural services and timber sales commissions.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under the securities laws and regulations promulgated thereunder, the Company’s directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. Based solely upon a review of Form 4s during fiscal year 2002, Form 5s with respect to such year and information provided in an annual Directors and Officers Questionnaire, with one exception described below, each of the Company’s directors and executive officers satisfied their filing requirements for fiscal 2002. Mr. Nolan had reported indirect beneficial ownership in 29,700 shares held in a trust by virtue of being included within a class of potential beneficiaries. His reporting noted the nature of the potential interest and disclosed that the trustee had sole power to determine how trust assets might be distributed among the class of beneficiaries. In late 2001, the trustee distributed the trust assets to another member of the beneficiary class, but a report to reflect this was not filed at that time. Mr. Nolan discovered the omission and reported this event on a Form 5 filed in February 2003.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (“the Committee”) reviews and approves the Company’s total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic’s total compensation practices. In

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addition, the Committee specifically reviews the performance levels of Deltic’s officers and determines base salaries and incentive awards for such executive officers, and also the compensation of Deltic’s nonemployee Chairman. During 2002 the Committee was comprised of five independent, nonemployee directors elected by the Board of Directors. In 2002, the Committee met once on February 20, 2002. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives of the Committee and its actions during 2002.

A major objective of the Committee is to design compensation programs to attract and retain individuals of outstanding ability for the Company, and to provide incentives for such individuals to strive to enhance stockholder value. Philosophically, the Committee believes its objectives can be met when the compensation of the Company’s executives is closely linked to the Company’s business performance and attainment of strategic objectives as established by the Board. The Committee’s compensation programs seek to: encourage stock ownership by executives in order to directly align their interests with those of all stockholders; maintain an appropriate balance between base salary and annual and long-term incentive opportunities; and recognize and reward exceptional individual contributions to the Company’s success.

The three main elements of Deltic’s compensation program are base salary, annual bonus and long-term incentives. Base salary and bonus are keyed to recognition of individual performance and achievement of business objectives each year. The value of long-term incentives is directly linked to the performance of Deltic’s Common Stock and, therefore, to total stockholder return. In evaluating the compensation programs, the Committee solicits the services of independent compensation consultants and information on industry pay practices gathered by Deltic’s human resource department.

Generally for base salaries, Deltic maintains an administrative framework of job levels into which positions are assigned based on internal comparability and external market data. Base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain a competitive position. Annual bonuses are awarded if the Company meets or exceeds certain performance measures which are established each year by the Committee and/or an individual’s contributions are recognized as exceptional by the Committee. Participation in the annual bonus program is based on job level and is intended to reward individuals who are capable of having a significant impact on the Company’s performance. Communication of the applicable performance measure is promptly made to each participant after it has been determined by the Committee.

In August of 2001 following review of trends in and common practices regarding equity based compensation, the Committee recommended that the Board of Directors adopt a new stock incentive plan for the Company. In December 2001, the Company’s Board of Directors unanimously adopted such plan subject to stockholder approval thereof, and directed that in compliance with applicable rules and regulations, the Deltic Timber Corporation 2002Stock Incentive Plan (“2002 SIP”) be submitted for approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held April 25, 2002. The Company’s 2002 SIP vests with the Committee the authority to award incentive and nonqualified stock options, stock appreciation rights, restricted stock and other forms of equity based compensation. Such awards are intended under the 2002 SIP to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance and encouraging and

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providing for the acquisition of an ownership interest in the Company by nonemployee directors and those employees upon whose judgement, interest, and special effort the successful conduct of its operations is largely dependent. The 2002 SIP establishes an aggregate number of shares which may be issued, sets a limit on the percentage of restricted stock which may be issued in total and to any individual, and provides for other terms and conditions applicable to the different types of awards. As discussed below under “2002 Committee Actions”, at its February meeting the Committee made awards under the 2002 SIP which were conditioned on the subsequent approval of the 2002 SIP by the Company’s stockholders. At the Annual Meeting of Stockholders held on April 25, 2002, the Company’s 2002 SIP was approved by a majority of stockholders and awards made by the Committee in February thereby became effective.

2002 Committee Actions

At its meeting in February, the Committee acted in regard to each of the Company’s three main elements of compensation. First, the Committee determined that the objective aspect of the 2001 performance measure, which had been established in February, 2001, by the Committee under the Company’s Annual Incentive Compensation Plan, had not been met. The objective aspect under the plan for 2001 was return on capital employed (ROCE) by the Company during the year. The Committee determined that the ROCE target was not met due to the impact on the Company’s earnings from losses generated by the Company’s investment in Del-Tin Fiber L.L.C. and the weak commodity market for lumber which prevailed during most of 2001. The remaining aspect of the performance measure established by the Committee was its assessment of individual performance during the year. The Committee noted that significant progress had been made on several important strategic areas during the year, including: completion of the sale of sixty-five tracts of farm land in which the Company held an interest (approximately 50,000 acres, 38,000 net to the Company) and successful utilization of the proceeds therefrom in tax efficient like-kind exchanges to replace the farmland with an excellent array of pine timberland within the Company’s geographic operating area; achievement of records for the Company’s harvest of pine sawtimber in the woodlands segment and residential lot sales in the real estate segment; negotiation and completion of a sizable voluntary partition among several parties of jointly owned timberland; and, attainment of an approximate 16 percent stockholder return which was among the highest in the forest products industry for the year. The Committee accordingly determined to award cash bonus awards to participants under the plan in amounts ranging from 87.5 percent of the target award for certain business segment managers to 24 percent of the target award. Most of the awards made were in a range of 25 to 50 percent of target level. The Committee noted that some awards exceeded the individual performance aspect of the performance measure, but it was persuaded that the awards were justified based on its assessment of the contribution made by such employees. Even though the actual determination and the resulting payments were made in early 2002, the Committee recognized that the rewards were based on 2001 performance and instructed the Company’s Secretary to include such amounts as may be applicable in the Summary Compensation Table of the Company’s Proxy Statement for last year’s Annual Stockholders’ Meeting. The Committee next considered an appropriate performance measure to be applicable for 2002 under the Annual Incentive Compensation Plan. After discussion, the Committee decided that the measure for earning a bonus under the Annual Incentive Compensation Plan for 2002 would be the same as for 2001, based 75 percent on targeted return on capital employed (“ROCE”) by the Company, and 25 percent on individual performance and contributions. Such measure was made applicable for all plan participants.

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The Committee also addressed the following matters at its February meeting. Awards of stock options were made which were conditioned on the subsequent approval by the Company’s stockholders of the 2002 SIP. Each stock option was priced at the fair market value on the date of grant ($29.295 per share) and options awarded to employees will become exercisable as to one-half of the shares one year from the date of grant and exercisable as to the remaining one-half, three years after the date of grant. The Committee also acted to award a stock option covering 5,000 shares to each of the Company’s nonemployee directors, with such options fully vesting upon stockholder approval of the 2002 SIP. The Committee noted that such awards constituted the first ever given to directors, and indicated its intention to consider granting future options to directors in a range of 1,000 to 5,000 shares annually. The annual retainer and meeting fees for directors have not been increased since the Company became publicly traded in late 1996. Subject to various conditions, all options have a term of ten years from the date of grant and will expire after such time. All of the stock options awarded in 2002 were designated as nonqualified stock options. A representative of a reputable compensation consulting firm prepared materials which were discussed by the Committee on directions and trends of stock incentive awards among publicly owned companies in the forest products industry and from the consultant’s much larger data base of other companies. The Committee considered such information useful to its objective of attracting and retaining individuals of outstanding ability for the Company, but also recognized that the Company has unique characteristics including its size and the location, extent and nature of its operations.

The Committee noted awards of restrictive stock were made in 1998 and in 2000 and that it has been the Committee’s practice to consider restrictive stock awards on a biannual basis. The Committee determined not to grant any restrictive stock awards in 2002. As was the case in the Committee’s meeting the prior year, the Committee again discussed the concept of stock ownershipguidelines for participants in the 2002 SIP and after reviewing beneficial ownership among certain plan participants, determined mandatory minimum stock ownership levels are not needed at the present time.

The Committee also addressed 2002 base salary compensation for the Company’s executive officers. As to Ron L. Pearce, the Company’s President and Chief Executive Officer, the Committee increased Mr. Pearce’s base salary 5.4 percent from $270,400 to $285,000. The Committee based its action after reviewing the Company’s financial and operating performance in 2001, the merit adjustment budget applicable to employees which are not officers of the Company, the respective performance of each of the Company’s business segments, and progress toward achievement of strategic objectives established by the Company’s Board of Directors. The Committee believed that Mr. Pearce’s duties as the chief executive of a publicly owned company had been performed well in a tough operating environment during 2001. Finally, the Committee reviewed the retainer applicable for Mr. Nolan, the Company’s nonemployee Chairman, and determined to increase the Chairman’s annual retainer by $5,000 to $75,000 per year.

Respectfully submitted,

Executive Compensation Committee

R. Madison Murphy, Chairman            Alex R. Lieblong            Reverend Christoph Keller, III

R. Hunter Pierson, Jr.             J. Thurston Roach

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COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

There were no committee interlocks. Messrs. Murphy, Pierson, Keller and Nolan are related by blood and/or marriage as described in the “Certain Relationships and Related Transactions” section supra. Such section also describes applicable related transactions.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation for the Company’s President and Chief Executive Officer and the four other most highly compensated executives of the Company at the end of 2002:

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
Ron L. Pearce President and Chief Executive Officer	2002 2001 2000	285,000 270,400 260,000	40,000 50,000 95,600	— — 132,375	25,000 25,000 16,500	73,086 14,142 10,597

Clefton D. Vaughan Vice President, Finance and Administration and Treasurer	2002 2001 2000	212,000 201,800 194,000	25,000 40,000 57,000	— — 83,838	18,000 17,000 10,000	47,702 10,992 10,546

W. Bayless Rowe Vice President, General Counsel and Secretary	2002 2001 2000	198,700 189,300 182,000	23,500 38,000 55,300	— — 83,838	16,000 15,000 9,000	46,970 10,368 9,946

David V. Meghreblian Vice President, Operations	2002 2001 2000	159,000 146,000 128,000	19,000 25,000 31,600	— — 33,094	14,000 12,000 4,000	15,999 8,124 7,158

Jack R. McCray General Manager, Real Estate & Vice President, Chenal Properties, Inc.	2002 2001 2000	143,920 140,880 129,080	7,000 25,000 19,000	— — 33,094	7,500 7,000 4,000	22,542 7,652 7,208

1 Includes amounts of cash compensation earned and received by executives as well as amounts earned but deferred at their election.

2 Bonuses were awarded and paid by Deltic after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, Deltic reports bonuses as a component of compensation for the prior year.

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3 The value of restricted stock awards is determined by multiplying the number of shares times the fair market value on date of grant ($22.0625 per share). Dividends on Common Stock will also be paid on restrictive stock. Being the only restricted stock awards outstanding as of this date, each individual’s aggregate holdings is the sum of the amounts listed.

4 For 2002, there are three categories of “other compensation” which are combined to arrive at each individual’s total as listed on the table. First, in February 2002, awards of Restricted Stock made in 1998 under the Company’s 1996 SIP became vested in favor of the recipients. Pursuant to the terms of such awards, a cash payment equal to one-half of the value of the restricted stock was made to each recipient’s income tax withholding account. The second category is Company matching contributions under the Company’s defined contribution and excess thrift plans. The third category is the benefit attributable to Company paid term life insurance. The amounts for each of the listed individuals for each respective category are: Pearce – $57,930 – $14,256 – $900; Vaughan – $36,206 – $10,596 – $900; Rowe – $36,206 – $9,864 – $900; Meghreblian – $7,241 – $7,858 – $900; and, McCray – $14,482 – $7,196 – $864.

OPTION GRANTS IN LAST FISCAL YEAR

The following table summarizes options granted during fiscal 2002 to the named executives listed in the Summary Compensation Table, and the potential value of the shares subject to such options if the options were exercised at their expiration date.

	Individual Grants(1)				Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of Securities Underlying Options Granted	Percent of Total Employee Options Granted In Fiscal Year	Exercise Price ($)	Expiration Date	5%($)	10%($)
Ron L. Pearce	25,000	20.6%	29.295	02/20/12	460,587	1,167,217

Clefton D. Vaughan	18,000	14.8%	29.295	02/20/12	331,622	840,396

W. Bayless Rowe	16,000	13.2%	29.295	02/20/12	294,775	747,019

David V. Meghreblian	14,000	11.5%	29.295	02/20/12	257,929	653,642

Jack R. McCray	7,500	6.2%	29.295	02/20/12	138,176	350,165

All Stockholders (2)			567,970,450(5%)		904,398,019(10%)

1 These options were granted by the Executive Compensation Committee on February 20, 2002 subject to stockholder approval of the 2002 SIP. The option price of $29.295 was derived from the average of the high and low stock price on the date of grant. One-half of the option shares becomes exercisable one year from the date of grant, and the other one half becomes exercisable three years from the date of grant. If a “change of control” of the Company occurs, the options become exercisable in full. For this purpose, “change of control” means: Deltic is no longer an independent publicly owned corporation or sells or disposes of all or substantially all of its assets;

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one third or more of the Company’s incumbent directors were not directors three years earlier, or elected or nominated with the approval of a majority of the directors who were in office three years earlier; or, a person becomes the beneficial owner of 15 percent or more of Deltic’s voting power through a tender offer. The actual value, if any, of the stock options depends on whether the stock price at exercise is greater than the option price, as well as the recipient’s continued employment through the applicable vesting period.

2 The potential realizable value for all Stockholders represents the aggregate value at the expiration date of the stock options awarded in 2002 of all Common Stock outstanding as of February 20, 2002 (the date of awards of employee stock options) which then had a value of $348,684,587. The potential realizable value assumes the same rates of appreciation used to calculate the potential realizable value of shares subject to stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Common Stock price.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUE TABLE

Four named executives exercised stock options during fiscal 2002. The following table shows on an aggregate basis the number of shares acquired and value realized from such exercises, and summarizes the value at December 31, 2002, of all the shares subject to options granted to the named executives of the Company.

Name	Shares Acquired On Exercise(#)(1)	Value Realized ($)(2)	Shares Underlying Unexercised Options Held at December 31, 2002		Value of Unexercised In-the-Money Options Held at December 31, 2002(3)
			Exercisable	Unexercisable	Exercisable $	Unexercisable $
Ron L. Pearce	10,000	160,300	73,059	45,750	165,278	73,571

Clefton D. Vaughan	—	—	55,421	31,500	146,546	47,199

W. Bayless Rowe	11,000	183,349	33,000	28,000	68,343	42,056

David V. Meghreblian	10,500	114,491	7,000	22,000	6,920	26,225

Jack R. McCray	10,500	121,802	8,000	13,000	7,785	19,162

1 Each individual utilized a “cashless” exercise through a brokerage firm not affiliated with the Company, and in compliance where applicable with the provisions of Rule 144 dealing with the sale of restricted securities.

2 Value realized upon option exercise constituted ordinary income to the individuals and is subject to applicable state and federal income tax and withholding provisions.

3 Represents the closing price for Deltic Common Stock on December 31, 2002 of $26.70 less the exercise price for all outstanding exercisable and unexercisable in-the-money stock options.

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PERFORMANCE GRAPH

The following performance graph compares the cumulative total returns for Deltic’s common stock, the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s Forest Products index for the period January 2, 1997 (the first day of regular public trading of Deltic’s common stock) through December 31, 2002. It should be noted that the Standard & Poor’s Forest Products index was historically combined with the Standard & Poor’s Paper Products index, but was split into its own separate index in 2002. The Company, with its smaller market capitalization and its focus on timber, believes that the Forest Products index better represents its industry peer group. The performance graph assumes an investment on January 2, 1997 of $100 each in Deltic’s Common stock, the stocks comprising the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s Forest Products index, and that all dividends were reinvested.

	1/02/1997	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
Deltic Timber Corp.	100.00	127.67	96.09	104.25	115.14	133.47	131.24
S&P Small Cap 600	100.00	125.58	123.95	139.32	155.76	165.94	141.67
S&P Forest Products	100.00	110.68	114.34	167.31	115.15	124.70	117.02

*	Total return data copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

All rights reserved.

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COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company’s chief executive officer and its four other most highly compensated executive officers to $1,000,000 per individual, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have nondeductible compensation expense during 2002 and is not expected to have such in 2003. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company’s compensation philosophy, may recommend in the future that actions be taken, if needed, to maximize the amount of compensation expense that is deductible to the Company.

RETIREMENT PLANS

Effective upon the spin off, the Company established its retirement plans for its employees. The following table shows the estimated annual pension benefit payable, at age 65, under Deltic Timber Corporation’s Retirement Plan at December 31, 2002 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

Pension Plan Table

	Years of Service
Remunerations($)	15	20		25		30		35		40
$100,000	$24,000	$32,000		$40,000		$48,000		$56,000		$64,000
150,000	36,000	48,000		60,000		72,000		84,000		96,000
200,000	48,000	64,000		80,000		96,000		112,000		128,000
250,000	60,000	80,000		100,000		120,000		140,000		160,000	(2)
300,000	72,000	96,000		120,000		144,000		168,000	(2)	192,000	(2)
350,000	84,000	112,000		140,000		168,000	(2)	196,000	(2)	224,000	(2)
400,000	96,000	128,000		160,000	(2)	192,000	(2)	224,000	(2)	256,000	(2)
450,000	108,000	144,000		180,000	(2)	216,000	(2)	252,000	(2)	288,000	(2)
500,000	120,000	160,000	(2)	200,000	(2)	240,000	(2)	280,000	(2)	320,000	(2)

A portion of the benefits shown above would be paid under the Company’s Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

The credited years of service for Messrs. Pearce, Vaughan, Rowe, Meghreblian and McCray, are eleven years, six years, twenty-five years, thirteen years and thirteen years, respectively.

1 During 2002, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $200,000.

2 Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 2002, the maximum benefit allowable was $160,000, and for 2003 the maximum benefit allowable is $160,000.

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APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 2 ON PROXY CARD)

The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of its action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 2003. KPMG LLP has been serving as the Company’s independent auditors for the past six years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2003 will be permitted to stand unless the Board finds other good reason for making a change.

REPORT OF THE AUDIT COMMITTEE

From its beginning as a publicly owned company at the end of 1996, the Company has had an Audit Committee composed entirely of nonemployee directors. All members of the Audit Committee meet the currently effective independence and experience requirements of the New York Stock Exchange. In 2002, the Committee met five times. From its creation, the Audit Committee has followed the substance of the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees in its role of overseeing financial reporting and internal control matters. The Committee developed a written charter outlining the practices it follows which was approved and adopted by the Company’s Board of Directors on April 27, 2000 and which was reviewed and reaffirmed by the Company’s Board of Directors each year thereafter.

During the year 2002, at each of its meetings, the Committee met with senior members of the Company’s financial management team, including its internal auditor, the Company’s General Counsel and its independent auditors. The Committee’s agenda is established by the Committee’s chairman. The Committee had private sessions, at each of its meetings, with the Company’s independent auditors and, separately, with the internal auditor, at which candid discussions of financial management, accounting and internal control issues took place.

The Committee recommended to the Board of Directors the engagement of KPMG LLP as the Company’s independent auditors and reviewed with the Company’s financial managers, the independent auditors, and the internal auditor, overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting.

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Management has reviewed the audited financial statements in the Annual Report with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2002 was compatible with the auditors’ independence. Also, the Committee reviewed the Company’s most critical accounting policies which are described in “Management’s Discussions and Analysis” of financial condition and results of operations in the Company’s annual report for 2002.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. While the Committee did not complete its review prior to the Company’s public quarterly and annual announcements of financial results applicable for 2002, it did review the financial results prior to filing formal reports with the Securities and Exchange Commission. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Respectively Submitted,

Audit Committee

John C. Shealy, Chairman            Reverend Christoph Keller, III            O. H. Darling, Jr.

R. Hunter Pierson, Jr.            J. Thurston Roach

(20)

AUDIT AND OTHER FEES

For the year 2002, the Company paid KPMG LLP approximately $109,000 in audit fees and $104,000 in other fees inclusive of $13,000 of “audit related” other fees. The remainder of other fees paid during 2002 was for income tax consulting services, including federal and state returns of the Company and for a former agricultural tax partnership, and amended returns to capture carryback losses and credits.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2003 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.

The above Notice and Proxy Statement are sent by Order of the Board of Directors.

W. Bayless Rowe Secretary

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Holder Account Number

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees

For Withhold

01 - Robert C. Nolan

02 - Ron L. Pearce

03 - Alex R. Lieblong

B Issues
The Board of Directors recommends a vote FOR the below listed item

For Against Abstain

2. Ratify the appointment of KPMG LLP as auditors.

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give full title. Please return promptly.

Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.	Date (mm/dd/yyyy)
/ /

☐	1 U P X	001628 1	+

Proxy - Deltic Timber Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 24, 2003

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ron L. Pearce, or each of them, as the stockholder’s proxy or proxies, with full power of substitution to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas on April 24, 2003, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR ITEM 2.

(Continued on reverse side)

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.

Telephone Voting Instructions

You can vote by telephone! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)

•	Call toll free 1-866-516-0987 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.

•	Follow the simple recorded instructions.

Option	1: To vote as the Board of Directors recommends on ALL proposals: Press 1

When	asked, please confirm your vote by pressing 1

Option	2: If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER	PROXY ACCESS NUMBER

If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 12:00 midnight, Central Time, on April 23, 2003.

THANK YOU FOR VOTING